                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                       FlexiInternational Software, Inc.
                       ---------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  338923-10-5
                                  -----------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 27 Pages

-----------------------                                  ---------------------
  CUSIP NO. 338923-10-5            13G                     PAGE 2 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William Blair Capital Partners V, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 338923-10-5            13G                     PAGE 3 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William Blair Capital Partners, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 338923-10-5            13G                     PAGE 4 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William Blair & Company, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 5 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wilblairco Associates

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 6 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ellen Carnahan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 7 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David G. Chandler

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 8 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Denny

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 9 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edgar D. Jannotta

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 10 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edgar D. Jannotta, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 11 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Timothy M. Murray

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 12 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gregg S. Newmark

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5             13G                     PAGE 13 OF 27 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas C. Theobald

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,167,790 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,167,790 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,790 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 14 OF 27 PAGES
-----------------------                                  ---------------------


                                 SCHEDULE 13G
                                 ------------


Item 1(a)      Name of Issuer:
               --------------

               FlexiInternational Software, Inc.


Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               Two Enterprise Drive
               Shelton, Connecticut 06484


Item 2(a)      Name of Person Filing:
               ---------------------

               This Schedule 13G is being jointly filed by each of the following persons pursuant to Rules 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"):(i) William Blair Capital Partners V, L.P., a Delaware limited partnership ("WBCP"), by virtue of its direct beneficial ownership of 1,167,790 shares of common stock, par value $.01 per share (the "Common Stock") of FlexiInternational Software, Inc., a Delaware corporation (the "Company");(ii) William Blair Capital Partners, L.L.C., a Delaware limited liability company ("WBLLC"), as sole general partner of WBCP; (iii)William Blair & Company, L.L.C., a Delaware limited liability company ("WBC") as a member of WBLLC; (iv) Wilblairco Associates, an Illinois general partnership ("WILCO"), as a member of WBLLC; (v) Ellen Carnahan ("Carnahan"), an individual, as a member of WBLLC; (vi) David G. Chandler ("Chandler"),an individual, as a member of WBLLC; (vii) James Denny ("Denny"), an individual, as a member of WBLLC; (viii) Edgar D. Jannotta ("Jannotta"),an individual, as a member of WBLLC; (ix) Edgar D. Jannotta, Jr. ("Jannotta Jr."), an individual, as a member of WBLLC; (x) Timothy M. Murray ("Murray"), an individual, as a member of WBLLC; (xi) Gregg S. Newmark ("Newmark"), an individual, as a member of WBLLC; and
     (xii)Thomas C. Theobald ("Theobald"), an individual, as a member of WBLLC. The foregoing persons are

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 15 OF 27 PAGES
-----------------------                                  ---------------------


     sometimes hereinafter referred to collectively as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement dated February 10, 1998, a copy of which is filed with this 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

               The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of
     Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that such a "group" exists.


Item 2(b)      Address of Principal Business Office or, if none, Residence:
               -----------------------------------------------------------

               The address of the principal business office of each of the Reporting Persons is c/o William Blair Capital Partners, L.L.C., 227 W. Monroe Street, Suite 3400, Chicago, IL 60606


Item 2(c)      Citizenship:
               -----------

                 WBCP The place of WBCP's organization as a limited partnership is Delaware, the United States of America.

                 WBLLC The place of WBLLC's organization as a limited liability company is Delaware, the United States of America.

               WBC The place of WBC's organization as a limited liability company is Delaware, the United States of America.

               WILCO The place of WILCO's organization as a general partnership is Illinois, the United States of America.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 16 OF 27 PAGES
-----------------------                                  ---------------------


               Carnahan Ms. Carnahan is a citizen of the United States of America.

               Chandler Mr. Chandler is a citizen of the United States of America.

               Denny  Mr. Denny is a citizen of the United States of America.

               Jannotta Mr. Jannotta is a citizen of the United States of America.

               Jannotta Jr. Mr. Jannotta, Jr. is a citizen of the United States of America.

               Murray  Mr. Murray is a citizen of the United States of America.

               Newmark Mr. Newmark is a citizen of the United States of America.

               Theobald Mr. Theobald is a citizen of the United States of America.

Item 2(d)      Title of Class of Securities:
               ----------------------------

               Common Stock, par value $.01 per share.


Item 2(e)      CUSIP No.:
               ---------

               338923-10-5.

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Not applicable.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 17 OF 27 PAGES
-----------------------                                  ---------------------


Item 4    Ownership:
          ---------

               Each Reporting Person named in response to Item 2 hereof has, as of December 31, 1997, shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the Common Stock as follows:

          (a) - (c)

               WBCP WBCP has the shared power to vote and to dispose of 1,167,790 shares of Common Stock currently held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding.

               WBLLC By reason of its status as the sole general partner of WBCP, WBLLC may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. WBLLC disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of WBLLC's indirect beneficial interest as the general partner of WBCP.

               WBC By reason of its status as a Member of WBLLC, the general partner of WBCP, WBC may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. WBC disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of its indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

               WILCO By reason of its status as a Member of WBLLC, the general partner of WBCP, WILCO may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. WILCO disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of its indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 18 OF 27 PAGES
-----------------------                                  ---------------------


                 Carnahan By reason of her status as a Member of WBLLC, the general partner of WBCP, Carnahan may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Carnahan disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of her indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Chandler By reason of his status as a Member of WBLLC, the general partner of WBCP, Chandler may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Chandler disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Denny By reason of his status as a Member of WBLLC, the general partner of WBCP, Denny may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Denny disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Jannotta By reason of his status as a Member of WBLLC, the general partner of WBCP, Jannotta may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Jannotta disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 19 OF 27 PAGES
-----------------------                                  ---------------------


                 Jannotta, Jr. By reason of his status as a Member of WBLLC, the general partner of WBCP, Jannotta, Jr. may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Jannotta, Jr. disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Murray By reason of his status as a Member of WBLLC, the general partner of WBCP, Murray may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Murray disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Newmark By reason of his status as a Member of WBLLC, the general partner of WBCP, Newmark may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Newmark disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

                 Theobald By reason of his status as a Member of WBLLC, the general partner of WBCP, Theobald may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 1,167,790 shares of Common Stock held by WBCP, constituting approximately 7.3% of the shares of Common Stock outstanding. Theobald disclaims such beneficial ownership in the Common Stock held by WBCP, except to the extent of his indirect beneficial interest as a Member of WBLLC, the general partner of WBCP.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 20 OF 27 PAGES
-----------------------                                  ---------------------


          Pursuant to Rule 13d-5(b)(1) under the Exchange Act, the Reporting Persons may be deemed as a group to have beneficial ownership of 1,167,790 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons, representing approximately 7.3% of the outstanding Common Stock as of December 31, 1997. Except as otherwise specifically noted, all of the percentages calculated in this Schedule 13G are based upon an aggregate of 16,042,008 shares of Common Stock outstanding as of September 30, 1997 as disclosed in the Company's Final Prospectus. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

               Not applicable.

Item 6    Ownership of More Than Five Percent on Behalf of
          Another Person:
          ------------------------------------------------

               See response to Item 4. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by any of the Reporting Persons.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

               Not applicable.


Item 8    Identification and Classification of Members of
          the Group:
          -----------------------------------------------

               Not applicable

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 21 OF 27 PAGES
-----------------------                                  ---------------------


Item 9    Notice of Dissolution of Group:
          ------------------------------

               Not applicable.

Item 10.  Certification:
          -------------

               Not applicable.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 22 OF 27 PAGES
-----------------------                                  ---------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1998


WILLIAM BLAIR CAPITAL PARTNERS V, L.P.

By:  William Blair Capital Partners, L.L.C.,
Its: General Partner


By:  /s/ Ellen Carnahan
     ----------------------------------
     Ellen Carnahan
Its: Managing Director


WILLIAM BLAIR CAPITAL PARTNERS, L.L.C.


By:  /s/ Ellen Carnahan
     ----------------------------------
     Ellen Carnahan
Its: Managing Director


WILLIAM BLAIR & COMPANY, L.L.C.


By:  /s/ John Kayser
     ----------------------------------

Its: Chief Financial Officer
     ----------------------------------


WILBLAIRCO ASSOCIATES


By:  /s/ Stephen Campbell
     ----------------------------------

Its: Partner
     ----------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 23 OF 27 PAGES
-----------------------                                  ---------------------


/s/ Ellen Carnahan
----------------------------------
Ellen Carnahan

/s/ David G. Chandler
----------------------------------
David G. Chandler

/s/ James Denny
----------------------------------
James Denny

/s/ Edgar D. Jannotta
----------------------------------
Edgar D. Jannotta

/s/ Edgar D. Jannotta, Jr.
----------------------------------
Edgar D. Jannotta, Jr.

/s/ Timothy M. Murray
----------------------------------
Timothy M. Murray

/s/ Gregg S. Newmark
----------------------------------
Gregg S. Newmark

/s/ Thomas C. Theobald
----------------------------------
Thomas C. Theobald

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 24 OF 27 PAGES
-----------------------                                  ---------------------


                                 EXHIBIT INDEX

Exhibit        Document Description
-------        --------------------
  A            Agreement regarding the joint filing of Schedule 13G.

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 25 OF 27 PAGES
-----------------------                                  ---------------------


                           EXHIBIT A TO SCHEDULE 13G

                           Agreement Relating to the
                         Joint Filing of Schedule 13G
                         ----------------------------


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has a reason to believe that such information is inaccurate.

Dated: February 10, 1998


WILLIAM BLAIR CAPITAL PARTNERS V, L.P.

By:  William Blair Capital Partners, L.L.C.,
Its: General Partner


By:  /s/ Ellen Carnahan
     ---------------------------------
     Ellen Carnahan
Its: Managing Director


WILLIAM BLAIR CAPITAL PARTNERS, L.L.C.


By:  /s/ Ellen Carnahan
     ---------------------------------
     Ellen Carnahan
Its: Managing Director

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 26 OF 27 PAGES
-----------------------                                  ---------------------


WILLIAM BLAIR & COMPANY, L.L.C.


By:  /s/ John Kayser
     ---------------------------------
Its: Chief Financial Officer
     ---------------------------------


WILBLAIRCO ASSOCIATES


By:  /s/ Stephen Campbell
     ---------------------------------
Its: Partner
     ---------------------------------

/s/ Ellen Carnahan
---------------------------------
Ellen Carnahan

/s/ David G. Chandler
---------------------------------
David G. Chandler

/s/ James Denny
---------------------------------
James Denny

/s/ Edgar D. Jannotta
---------------------------------
Edgar D. Jannotta

/s/ Edgar D. Jannotta, Jr.
---------------------------------
Edgar D. Jannotta, Jr.

/s/ Timothy M. Murray
---------------------------------
Timothy M. Murray

/s/ Gregg S. Newmark
---------------------------------
Gregg S. Newmark

-----------------------                                  ---------------------
 CUSIP NO. 338923-10-5                13G                 PAGE 27 OF 27 PAGES
-----------------------                                  ---------------------



/s/ Thomas C. Theobald
---------------------------------
Thomas C. Theobald